UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE

MAXIMIZATION SETS THE RECORD STRAIGHT REGARDING LICHTENSTEIN’S

MISLEADING STATEMENTS

EL SEGUNDO, Calif., April 27, 2022. Eileen P. Drake (Aerojet Rocketdyne’s CEO), a member of the Committee for Aerojet Rocketdyne (NYSE: AJRD) Shareholders and Value Maximization issued the following statement to set the record straight on a myriad of misleading and irresponsible statements set forth in a recent communication issued by Executive Chairman Warren Lichtenstein.

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Fellow Shareholders,

Yesterday Warren Lichtenstein, Executive Chairman of Aerojet Rocketdyne, released another letter designed to obscure the reasons underpinning a proxy fight he launched – his failures as a chairman and a desire to preclude Aerojet Rocketdyne’s shareholders and the investing public from ever understanding the results of an independent investigation authorized by the board of directors, including his hand-picked directors.

Adopting his scorched-earth playbook that he typically employs, he then proceeded to launch a series of baseless, personal attacks against me. While I do not intend to dignify each of his defamatory statements against me with a response, there are two irrefutable facts that our shareholders need to know.

•	Since November 2015, when I was appointed CEO, the Company has delivered 186% TSR, outperforming the S&P 500 and peers by 43% and 39%, respectively.

•

Shareholders deserve to vote with full knowledge of all the facts. The Executive Chairman has given lip service to this concept, but he draws the line at you knowing the results of an independent investigation approved by the Company’s six independent directors that focused on his alleged misconduct. What is he hiding? Shareholders should understand the full results of the independent investigation today.

It is truly ironic that Mr. Lichtenstein laments how terrible I am now after he hired me and I worked as the CEO for almost seven years while he was Executive Chairman. The fact is that I haven’t changed, but rather I am now in the way of Mr. Lichtenstein’s power play seeking full control of the Company and its board of directors.

I will leave the name calling to Mr. Lichtenstein, but I will not be bullied by him. The decision as to who leads this Company into the future is ultimately up to you, the shareholders. We believe you should have the right to make that decision with full knowledge of the facts, but also in the near term. We did not ask for a proxy contest, but we now have one. The lines have been drawn. The needs of our customers, suppliers, employees, and, most importantly, the shareholders of Aerojet Rocketdyne should come first.

I urge you to call on Mr. Lichtenstein to permit the release of the results of the internal investigation and to demand a prompt meeting in June, without restrictions or conditions, to approve a new board so that Aerojet Rocketdyne can refocus on its future and move ahead.

Thank you for your support.

Eileen P. Drake

Chief Executive Officer

Aerojet Rocketdyne Holdings, Inc.

Important Information

This communication is being sent in our individual capacity, and not on or behalf of Aerojet Rocketdyne, Inc (the “Company”). No Company resources were used in connection with these materials. Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed on April 22, 2022 a preliminary solicitation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company (the “Preliminary Solicitation Statement”), and will also file a definitive solicitation statement. The Incumbent Directors will furnish the definitive solicitation statement to stockholders, together with a WHITE agent designation card. STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE SOLICITATION STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Preliminary Solicitation Statement, the definitive solicitation statement, any amendments or supplements to the solicitation statement and other documents that the Incumbent Directors file with the SEC from the SEC’s website at www.sec.gov. The Incumbent Directors together with Gail Baker, Marion Blakey, Charles Bolden and Deborah Lee James may be deemed participants in the solicitation of agent designations from stockholders. Information about the participants is set forth in the Preliminary Solicitation Statement filed with the SEC on April 22, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com